Advanced Emissions Solutions Reports Second Quarter 2017 Results
Refined Coal Distributions, Equipment Sales, and Stockholder Return Initiatives Highlights
Quarter Marked by Net Income of $6.4 Million or $0.29 per diluted share

HIGHLANDS RANCH, Colorado, August 7, 2017 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the second quarter ended June 30, 2017, including information about its equity investment in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights

•	Tinuum distributions to ADES were $10.5 million during the second quarter of 2017, and $25.2 million year to date, up from $20.8 million in the first half of 2016

•	Royalty earnings from Tinuum were $1.9 million for the second quarter of 2017, a 179% increase from the same quarter in 2016

•	Tinuum invested tonnage was 10.5 million during the second quarter of 2017 compared to 9.4 million tons during the second quarter of 2016

•	Based on invested RC facilities as of June 30, 2017, expected future cash flows at ADES are between $225 million and $250 million through the end of 2021

•
During July 2017, completed the sale to a third-party investor of 49.9% of an RC project at a coal burning power plant that has historically burned in excess of 3.5 million tons of coal per year and is royalty bearing, increasing the number of invested facilities to 15.

ADES Consolidated Highlights

•
Recognized consolidated revenue of $25.5 million for the quarter, up 184% from the prior year's comparable quarter and primarily related to completion of historical equipment systems during the quarter

•	Reduced general and administrative operating costs (i.e., indirect operating costs) for the quarter by 48% to $4.0 million from $7.8 million for the comparable quarter in 2016

•	Continued to validate and expand the chemicals business, which had $0.8 million in revenue during the quarter, an increase of 38% from the comparable quarter in 2016

•	Achieved consolidated net income of $6.4 million for the quarter

•	Increased non-restricted cash balance to $26.4 million as of quarter-end, which is an increase of $13.2 million since December 31, 2016, even after stock repurchase

•
Executed steps to return value to stockholders through balanced capital allocation approach, including repurchase of $12.9 million of common shares and declaration of Company’s first quarterly dividend of $0.25 per share, resulting in total return to stockholders of $18.2 million

•	Announced third quarter common stock dividend of $0.25 per share of approximately $5.3 million, payable on September 7, 2017

L. Heath Sampson, President and CEO of ADES commented, “Our second quarter was marked by strong equipment sales and another strong quarter of distributions from Tinuum Group, both of which were in line with our expectations.

In our Emissions Control segment, we continued to validate and invest in our chemicals business. Although the sales cycle and end-markets have proven to be competitive, we remain confident in our product offering based on a rapidly expanding pipeline, and reaffirm our target of achieving the previously outlined 20-40% share of the $100 million market opportunity within the next few years. Additionally, the quarter was highlighted by our shareholder return initiatives, including the successful tender offer as well as the announcement and initiation of a recurring quarterly dividend program. These two initiatives culminated in returning of over $18 million over the last few months, and returning value to our stockholders will remain a priority moving forward.”
Sampson concluded, “We are also excited Tinuum closed on an additional minority ownership in an RC project last week, which will provide us future tax credits given our shared ownership in the project through Tinuum, expected increase in future Tinuum distributions, and providing evidence of movement within the RC market. Our team and Tinuum remain focused on identifying additional tax-equity investors to monetize the remaining RC facilities. The political and tax environment, though tedious, are more favorable than last year, and the momentum behind our tax-equity investor pipeline has grown substantially more robust in recent months. We continue to negotiate with both current and prospective tax-equity investors capable of investing in either one or multiple facilities and the cadence of these negotiations has become more favorable. As a result, we fully expect for those discussions to progress throughout the back half of the year.”
Second quarter revenues and costs of revenues were $25.5 million and $23.3 million, respectively, compared with $9.0 million and $5.8 million in the second quarter of 2016. The increase in revenues was primarily due to the completion of equipment systems and stronger chemical sales. Second quarter other operating expenses were $4.0 million, a decrease of 48% compared to $7.8 million in the second quarter of 2016. The decrease was largely driven by substantially lower legal and professional fees. Rent and occupancy and depreciation and amortization were also substantially lower from the comparable period in 2016, driven by the Company’s recent headquarters move, which led to reduced rent and fixed assets.
Second quarter earnings from equity method investments were $10.2 million, compared to $13.8 million for the second quarter of 2016. The decrease was driven by the timing of RC distributions received during the first and second quarters. Tinuum distributions to ADES for the first half of 2017 were $25.2 million, up from $20.8 million for the comparable period in 2016.
Second quarter royalty earnings from Tinuum were $1.9 million, an increase of 179% compared to $0.7 million in the second quarter of 2016, due to increased earnings from the respective RC facilities. Second quarter expenses related to the RC business were $0.6 million, a decrease of 60% compared to 2016 primarily due to lower interest expense. RC segment operating income was $11.1 million, compared to $14.2 million in the second quarter of 2016. Revenues from the chemicals business were $0.8 million during the second quarter, a 38% increase compared to $0.6 million for the comparable quarter in 2016.
Second quarter consolidated interest expense was $0.6 million, compared to $1.6 million in the second quarter of 2016. Second quarter income tax expense was $3.6 million, compared to $0.1 million in the second quarter of 2016.
Consolidated net income for the second quarter was $6.4 million, primarily driven by equity earnings from the RC business and significantly reduced operating expenses in the EC business, as well as corporate expenses.
As of June 30, 2017, the Company had cash and cash equivalents of $26.4 million, an increase of 100% compared to $13.2 million as of December 31, 2016, due primarily to Tinuum distributions and royalties and the release of restricted cash. The Company has released $10.7 million in restricted cash since December 31, 2016.
Dividend

Today, the Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on September 7, 2017 to stockholders of record at the close of business on August 21, 2017.

Conference Call and Webcast Information

The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, August 8, 2017. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 57992820. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com.

Tinuum Group, LLC is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coal in cyclone boilers and ADA’s patented M-45™ and patent pending M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively. www.tinuumgroup.com

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows, targets for capturing market share and expectations about closing additional facilities. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations or appropriate funds that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; termination of or amendments to the contracts for sale or lease of RC facilities; decreases in the production of RC; inability to commercialize our technologies on favorable terms; our inability to ramp up our operations to effectively address recent and expected growth in our business and achieve expected market share; loss of key personnel; potential claims from any terminated employees, customers or vendors; failure to satisfy performance guarantees; availability of materials and equipment for our businesses; intellectual property infringement claims from third parties; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$26,373	$13,208
Restricted cash	3,000	13,736
Receivables, net	1,958	8,648
Receivables, related parties, net	1,866	1,934
Costs in excess of billings on uncompleted contracts	—	25
Prepaid expenses and other assets	1,736	1,357
Total current assets	34,933	38,908
Property and equipment, net of accumulated depreciation of $1,541 and $2,920, respectively	468	735
Cost method investment	1,016	1,016
Equity method investments	2,739	3,959
Deferred tax assets	53,290	61,396
Other long-term assets	1,711	1,282
Total Assets	$94,157	$107,296
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,617	$1,920
Accrued payroll and related liabilities	1,135	2,121
Billings in excess of costs on uncompleted contracts	1,884	4,947
Legal settlements and accruals	4,327	10,706
Other current liabilities	8,208	4,017
Total current liabilities	17,171	23,711
Legal settlements and accruals, long-term	1,076	5,382
Other long-term liabilities	2,234	2,038
Total Liabilities	20,481	31,131
Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,438,617 and 22,322,022 shares issued, and 21,076,726 and 22,024,675 shares outstanding at June 30, 2017 and December 31, 2016, respectively	22	22
Treasury stock, at cost: 1,370,891 and -0- shares as of June 30, 2017 and December 31, 2016, respectively	(12,973)	—
Additional paid-in capital	114,882	119,494
Accumulated deficit	(28,255)	(43,351)
Total stockholders’ equity	73,676	76,165
Total Liabilities and Stockholders’ Equity	$94,157	$107,296

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2017	2016	2017	2016
Revenues:
Equipment sales	$24,619	$8,213	$29,727	$29,919
Chemicals	846	613	3,127	1,047
Consulting services and other	—	125	—	320
Total revenues	25,465	8,951	32,854	31,286
Operating expenses:
Equipment sales cost of revenue, exclusive of depreciation and amortization	22,650	5,437	26,793	22,470
Chemicals cost of revenue, exclusive of depreciation and amortization	645	255	2,403	396
Consulting services and other cost of revenue, exclusive of depreciation and amortization	—	77	—	212
Payroll and benefits	2,033	3,956	4,215	7,759
Rent and occupancy	255	632	300	1,026
Legal and professional fees	1,219	1,982	2,254	4,965
General and administrative	809	1,346	2,072	2,092
Research and development, net	(414)	(345)	(222)	(143)
Depreciation and amortization	118	223	600	454
Total operating expenses	27,315	13,563	38,415	39,231
Operating loss	(1,850)	(4,612)	(5,561)	(7,945)
Other income (expense):
Earnings from equity method investments	10,155	13,754	23,969	19,331
Royalties, related party	1,866	669	3,621	1,859
Interest expense	(628)	(1,573)	(1,321)	(3,537)
Revision in estimated royalty indemnity liability	500	—	3,400	—
Other	7	(279)	16	2,680
Total other income	11,900	12,571	29,685	20,333
Income before income tax expense	10,050	7,959	24,124	12,388
Income tax expense	3,642	99	9,028	152
Net income	$6,408	$7,860	$15,096	$12,236
Earnings per common share (Note 1):
Basic	$0.29	$0.36	$0.68	$0.55
Diluted	$0.29	$0.35	$0.68	$0.55
Weighted-average number of common shares outstanding:
Basic	21,866	21,875	21,961	21,895
Diluted	21,880	22,187	21,981	22,204
Cash dividends declared per common share outstanding:	$0.25	$—	$0.25	$—

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2017	2016
Cash flows from operating activities
Net income	$15,096	$12,236
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	600	454
Debt prepayment penalty and amortization of debt issuance costs	73	1,380
Impairment of property, equipment, and inventory	—	517
Stock-based compensation expense	1,173	1,543
Earnings from equity method investments	(23,969)	(19,331)
Gain on sale of equity method investment	—	(2,078)
Gain on settlement of note payable and licensed technology	—	(1,019)
Other non-cash items, net	436	34
Changes in operating assets and liabilities:
Receivables	6,690	(627)
Related party receivables	68	1,473
Prepaid expenses and other assets	(453)	806
Costs incurred on uncompleted contracts	25,634	17,201
Deferred tax asset, net	8,106	—
Other long-term assets	(767)	(2,630)
Accounts payable	(303)	(2,910)
Accrued payroll and related liabilities	(987)	(1,596)
Other current liabilities	(1,227)	(101)
Billings on uncompleted contracts	(28,671)	(20,910)
Other long-term liabilities	164	(1,954)
Legal settlements and accruals	(10,685)	2,767
Distributions from equity method investees, return on investment	2,875	5,900
Net cash used in operating activities	(6,147)	(8,845)
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	22,313	14,875
Maturity of investment securities, restricted	—	336
Acquisition of property and equipment, net	(247)	(111)
Contributions to equity method investees	—	(223)
Proceeds from sale of equity method investment	—	1,773
Net cash provided by investing activities	22,066	16,650

	Six Months Ended June 30,
(in thousands)	2017	2016
Cash flows from financing activities
Borrowings on Line of Credit	808	—
Repayments on Line of Credit	(808)	—
Repayments on short-term borrowings and notes payable, related party	—	(14,496)
Short-term borrowing loan costs and debt prepayment penalty	—	(807)
Repurchase of common shares to satisfy tax withholdings	(517)	(85)
Repurchase of common shares	(12,973)	—
Net cash used in financing activities	(13,490)	(15,388)
Increase (decrease) in Cash and Cash Equivalents and Restricted Cash	2,429	(7,583)
Cash and Cash Equivalents and Restricted Cash, beginning of period	26,944	20,973
Cash and Cash Equivalents and Restricted Cash, end of period	$29,373	$13,390
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,791	$1,436
Cash paid (refunded) for income taxes	$839	$(72)
Supplemental disclosure of non-cash investing and financing activities:
Stock award reclassification (liability to equity)	$—	$899
Settlement of RCM6 note payable	$—	$13,234
Non-cash reduction of equity method investment	$—	$11,156
Dividends payable	$5,268	$—